Exhibit 10.1

FIRST AMENDMENT TO

EQUIPMENT LEASE AGREEMENT

This FIRST AMENDMENT TO EQUIPMENT LEASE AGREEMENT (this “First Amendment”) is dated effective as of February 14, 2018 (the “Effective Date”) and is entered into by and between Bryan Medical Center, a Nebraska non-profit corporation (“Hospital”) and GK Financing, LLC, a California limited liability company (“GKF”).

Recitals:

WHEREAS, GKF and Hospital entered into a certain Equipment Lease Agreement dated February 21. 2017 (the “Lease”), and desire to amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.           Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.           Additional Covenants of Hospital. The following sentence is hereby added at the end of Section 10.1 of the Lease:

“To the extent permitted by applicable law and in recognition of (a) the turnover and/or replacement from time to time of physician and physics personnel from the Gamma Knife teams, and (b) the importance of proper training of Gamma Knife team members, the parties agree that actual tuition costs incurred and reasonable travel, meals, and lodging costs for physician and physics personnel related to personnel training shall be reimbursed at a rate of ninety-two and one-half percent (92.5%) by GKF to Hospital, subject to production of receipts and any reasonably requested documentation; provided that (i) such payment is consistent with Hospital policy; (ii) the training is conducted in a setting that is conducive to the effective transmission of information; (iii) the training is conducted by individuals with the proper qualifications and expertise; (iv) no costs relating to the training provided hereunder shall be passed on to any governmental payer; and (v) in the event GKF is prevented from reimbursing Hospital for any of the foregoing reasons set forth in this sentence, such event shall not be deemed to constitute a force majeure event under this Agreement and/or excuse or delay Hospital’s performance under this Agreement.

3.           Governing Law. This First Amendment shall be governed by and construed under the laws of the State of Nebraska, without reference to its principles of conflicts of law.

4.           Counterparts. This First Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

5.           Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this First Amendment.

6.           Full Force and Effect. Except as amended by this First Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this First Amendment, represent the entire agreement of the parties with respect to the Equipment and its use by Hospital.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the day first written above.

GKF:		Hospital:

GK FINANCING, LLC		BYRAN MEDICAL CENTER

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ David Reese
Name:	Ernest A. Bates, M.D.	Name:	David Reese
Title:	Policy Committee Member	Title:	Vice President
Date:	3/8/18	Date:	3/7/18

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